Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y. – July 31, 2014 -- Ultralife Corporation (NASDAQ: ULBI) reported an operating loss from continuing operations of $1.3 million on revenue of $15.2 million for the quarter ended June 29, 2014. For the second quarter of 2013, the company reported an operating loss from continuing operations of $1.9 million on revenue of $17.3 million.

“The ongoing retrenchment of government and defense spending worldwide weighed on the second quarter performance of both Battery & Energy Products and Communications Systems. Nevertheless, we are encouraged by the progress we are making in diversifying our revenue sources and by the returns we are beginning to realize on our investments in new product development,” said Michael D. Popielec, Ultralife’s president and chief executive officer. “On the strength of a 19% increase in commercial sales for Battery & Energy Products, the mix of total company commercial revenue grew to 57% from 42% last year. New products introduced in the past two years accounted for nearly all of this increase in commercial sales. In addition, we recently received a $1 million order for our large format battery MKM system from a US public sector customer. Overall our diversification strategy, grounded in new product development, continues to gain traction.”

Second Quarter 2014 Financial Results

Discontinued operations for the second quarter of 2013 included the final adjustments relating to the sale of RedBlack. All revenue, gross margin and operating expense amounts presented below represent results from continuing operations.

Revenue was $15.2 million, compared to $17.3 million for the second quarter of 2013, a 12% decline, reflecting a decrease of $2.5 million in Battery & Energy Products sales partially offset by a $0.4 million increase in Communications Systems sales. Battery & Energy Products sales were $12.2 million, compared to $14.7 million last year, a 17% decrease, reflecting a 19% increase in commercial sales more than offset by a 53% decline in Government/Defense sales. Communications Systems sales were $3.0 million, compared to $2.6 million for the same period last year, an increase of 16%, driven by the fulfillment of a $1.9 million order for the recently introduced Universal Vehicle Adaptors.

Gross profit was $4.2 million, or 27.7% of revenue, compared to $4.5 million, or 26.2% of revenue, for the same quarter a year ago. The 150 basis point improvement reflects a higher mix of higher margin Communications Systems sales. Communications Systems’ gross margin was 44.0%, compared to 39.3%, an increase of 470 basis points reflecting higher volumes and favorable product mix. Battery & Energy Products’ gross margin was 23.6%, compared to 23.8% last year, essentially flat.

Operating expenses decreased by 13% to $5.5 million, compared to $6.4 million a year ago, primarily reflecting reductions in general and administrative expenses. Operating expenses were 36.4% of revenue, compared to 37.0% for the year earlier period.

With the reduction in operating expenses and the improvement in gross margin offsetting the decline in volume, the operating loss was narrowed to $1.3 million for the quarter from $1.9 million last year.

As a result, the company reported a net loss from continuing operations of $1.4 million, or $0.08 per share, compared to a net loss of $2.0 million, or $0.11 per share, for the second quarter of 2013. Net income from discontinued operations was $0.0 million, or $0.00 per share, compared to a net loss of $0.1 million, or $0.01 per share, for the second quarter of 2013.

Outlook

Despite the company’s commercial sales momentum, management now expects revenue for the year to be approximately 10% below last year given the reductions in global government and defense spending to date that are likely to persist. As a result of the revised outlook for revenue, management now expects a slight operating loss for the year in the range of 2 – 3% of sales.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet at http://www.ultralifecorporation.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in U.S. military spending, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(unaudited)

ASSETS
	June 29,	December 31,
	2014	2013
Current assets:
Cash and cash equivalents	$17,160	$16,489
Trade accounts receivable, net	10,095	14,238
Inventories, net	27,079	26,053
Prepaid expenses and other current assets	1,556	1,878
Total current assets	55,890	58,658
Property, equipment and improvements, net	9,916	10,202
Goodwill, intangibles and other assets	21,125	21,334
Total assets	$86,931	$90,194

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,115	$7,053
Accrued compensation and related benefits	1,838	1,908
Accrued expenses and other current liabilities	1,909	3,214
Total current liabilities	10,862	12,175
Deferred income taxes and other non-current liabilities	4,450	4,374
Total liabilities	15,312	16,549

Commitments and contingencies (Note 10)

Shareholders' equity:
Common stock	1,892	1,888
Capital in excess of par value	175,462	174,932
Accumulated deficit	(97,450)	(94,804)
Accumulated other comprehensive loss	(479)	(614)
Treasury stock	(7,697)	(7,658)
Total Ultralife equity	71,728	73,744
Noncontrolling interest	(109)	(99)
Total shareholders’ equity	71,619	73,645

Total liabilities and shareholders' equity	$86,931	$90,194

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands except per share amounts)
(unaudited)

	Three month periods ended		Six month periods ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013

Revenues:
Battery & energy products	$12,165	$14,656	$26,087	$27,709
Communication systems	3,034	2,623	4,397	10,589
Total revenues	15,199	17,279	$30,484	38,298

Cost of products sold:
Battery & energy products	9,289	11,166	19,410	21,119
Communication systems	1,698	1,591	2,527	6,278
Total cost of products sold	10,987	12,757	21,937	27,397

Gross profit	4,212	4,522	8,547	10,901

Operating expenses:
Research and development	1,560	1,669	2,996	3,038
Selling, general and administrative	3,976	4,727	7,971	9,362
Total operating expenses	5,536	6,396	10,967	12,400

Operating loss	(1,324)	(1,874)	(2,420)	(1,499)

Other (expense) income:
Interest income	—	12	9	14
Interest and financing expense	(41)	(43)	(97)	(133)
Miscellaneous	46	2	30	(23)
Loss income from continuing operations before income taxes	(1,319)	(1,903)	(2,478)	(1,641)
Income tax provision	57	53	117	151

Net loss from continuing operations	(1,376)	(1,956)	(2,595)	(1,792)
Income (loss) from discontinued operations, net of tax	—	(120)	(61)	144

Net loss	(1,376)	(2,076)	(2,656)	(1,648)

Net loss attributable to noncontrolling interest	16	3	10	9

Net loss attributable to Ultralife	(1,360)	(2,073)	(2,646)	(1,639)

Other comprehensive income:
Foreign currency translation adjustments	73	148	139	21

Comprehensive loss attributable to Ultralife	$(1,287)	$(1,925)	$(2,507)	$(1,618)

Net loss per share attributable to Ultralife common shareholders – basic:
Continuing operations	$(.08)	$(.11)	$(.15)	$(.10)
Discontinued operations	—	(.01)	(.00)	.01
Total	$(.08)	$(.12)	$(.15)	$(.09)

Weighted average shares outstanding – basic	17,533	17,459	17,523	17,458